CONSENT OF COUNSEL

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the portfolios of AIM Growth Series (Invesco Growth Series) (the “Trust”), included in Post-Effective Amendment No. 137 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-57526), and Amendment No. 133 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02699), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

December 14, 2017